EXHIBIT 99.1

INFORMATION
.

For Immediate Release
July 23, 2015
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER AND NINE MONTHS OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND,
AND REAFFIRMS FISCAL 2015 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported fiscal 2015 third quarter and first nine months net revenues of $48.2 million and $147.8 million, respectively, increases of 2% and 4%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $14.4 million, an increase of 10% from the same period of the prior fiscal year;

•	reported nine months operating income of $42.8 million, an increase of 6% from the same period of the prior fiscal year;

•	reported third quarter net earnings of $9.1 million, or $0.22 per diluted share, increases of 3% and 5%, respectively, compared to the fiscal 2014 third quarter;

•	reported first nine months net earnings of $27.1 million, or $0.64 per diluted share, an increase of 2% compared to the same period of fiscal 2014;

•
declared the regular quarterly cash dividend of $0.20 per share for the third quarter of fiscal 2015, (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2014; and

•	reaffirmed its fiscal 2015 guidance of per share diluted earnings between $0.85 and $0.91 on net revenues of $193 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2015	2014	% Change	2015	2014	% Change
Net Revenues	$48,204	$47,212	2%	$147,762	$142,140	4%
Operating Income	14,398	13,132	10%	42,799	40,424	6%
Net Earnings	9,102	8,835	3%	27,073	26,561	2%
Diluted Earnings per Share	$0.22	$0.21	5%	$0.64	$0.63	2%

	June 30,
	2015	2014
Cash and Equivalents	$45,975	$39,285
Working Capital	104,687	98,809
Shareholders' Equity	163,931	161,820
Total Assets	179,316	178,763

COMPANY COMMENTS

John A. Kraeutler, Chairman of the Board and Chief Executive Officer said, "The third quarter was another solid quarter with reported revenues increasing 2% to $48.2 million despite foreign currency headwinds that negatively impacted revenues by approximately $1.5 million.  Growth was 5% excluding the effects of currency. During the period we achieved $9.1 million in net earnings and $0.22 in earnings per share, increases of 3% and 5% respectively.  Importantly, tax rates for the period were higher due to a favorable non-recurring benefit that occurred in the third quarter of fiscal 2014, while an unfavorable adjustment due to changes in tax laws within a particular state occurred in the third quarter of fiscal 2015.  With regard to operating efficiency, our new insourced molecular manufacturing capability, as well as improved overhead absorption due to volume increases, produced a 100 basis points improvement in gross margins.

The Diagnostics segment performed well, led by a 10% increase in revenues contributed by our illumigene® molecular product line.  illumigene highlights included the recent FDA clearance to market illumigene HSV 1&2, our simple one hour molecular tests for cutaneous and mucocutaneous samples.  Rapid turnaround time is essential when diagnosing an HSV infection.  Of our current installed base of illumigene customers, the majority continue to send their samples for HSV testing to outside labs.  Now that illumigene HSV is available, labs have the opportunity to bring testing in-house, providing real time results that can lead to faster patient treatment with the added benefit of recapturing revenues previously lost to outside labs.  In an environment of intense competition, because of our rapidly expanding molecular menu and our simple workflow, our illumigene customer base grew by 25 labs during the period for a total of 1,427 customers, of which 35% are multiple assay accounts.  In our other strategic Dx categories, our H. pylori products grew by 8% driven by our continued efforts with payer groups to promote better patient care at lower costs.  The foodborne category declined slightly in the quarter and has increased 10% year-to-date, with quarterly growth rates impacted by the timing of promotional programs. Our immunoassay respiratory products increased double-digit over the prior year quarter, but as expected, due to seasonality, are down sequentially.

The Life Science segment was hit hard by the negative impact of currency, primarily affecting the Bioline molecular products.  Overall revenues increased by 1% with the core Life Science business up by 7%, offset by a 7% decline at Bioline.  On a constant currency basis, Bioline revenue grew by 2%.  Highlights in this segment included continued strong sales being reported from our team in China and multiple new product launches from Bioline that will be important in RNA research applications which involve the isolation and use of microRNA.
Our outlook for the balance of fiscal 2015 is positive and we are comfortable with our published revenue and earnings guidance.   The contributions from our new product launches continue to build each quarter and our product pipeline is robust.  Financially, we continue to build strength with no debt on the balance sheet and operating metrics that are expected to continue to improve.  We continue to believe that the timing is excellent for accomplishing one or more transactions that can be catalysts for additional growth."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the third quarter ended June 30, 2015.  The dividend is of record August 3, 2015 and payable August 13, 2015.  This annual indicated dividend rate of $0.80 per share remains the same as the rate in fiscal 2014.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2015 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2015, management expects net revenues to be in the range of $193 million to $200 million and per share diluted earnings to be between $0.85 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2014 year end to approximately 42.4 million at fiscal 2015 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2015.

FINANCIAL CONDITION

The Company's financial condition is sound.  At June 30, 2015, current assets were $118.0 million compared to current liabilities of $13.3 million, resulting in working capital of $104.7 million and a current ratio of 8.9.  Cash and equivalents were $46.0 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2015 and fiscal 2014.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net revenues	$48,204	$47,212	$147,762	$142,140
Cost of sales	17,873	17,970	55,673	53,298
Gross profit	30,331	29,242	92,089	88,842

Operating expenses
Research and development	3,214	3,146	9,685	9,185
Selling and marketing	6,184	6,249	18,745	18,787
General and administrative	6,535	6,715	20,860	20,446
Total operating expenses	15,933	16,110	49,290	48,418

Operating income	14,398	13,132	42,799	40,424
Other income (expense), net	(93)	(252)	(874)	(490)
Earnings before income taxes	14,305	12,880	41,925	39,934
Income tax provision	5,203	4,045	14,852	13,373
Net earnings	$9,102	$8,835	$27,073	$26,561

Net earnings per basic common share	$0.22	$0.21	$0.65	$0.64
Basic common shares outstanding	41,714	41,478	41,647	41,445

Net earnings per diluted common share	$0.22	$0.21	$0.64	$0.63
Diluted common shares outstanding	42,093	42,096	41,999	42,114

The following table sets forth the unaudited segment data for the interim periods in fiscal 2015 and fiscal 2014 (in thousands).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net revenues
Diagnostics	$36,049	$35,168	$111,297	$107,066
Life Science	12,155	12,044	36,465	35,074
	$48,204	$47,212	$147,762	$142,140
Operating Income
Diagnostics	$11,203	$10,526	$33,081	$32,211
Life Science	3,240	2,676	9,814	8,243
Eliminations	(45)	(70)	(96)	(30)
	$14,398	$13,132	$42,799	$40,424

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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